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Exhibit 10.10

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*].

AMENDED BRANDED PRODUCT SUPPLY AGREEMENT

        This Amended Branded Product Supply Agreement (this "Agreement") is entered into as of November 12, 2003, by and between Sealy Mattress Company ("Sealy"), an Ohio corporation with offices at One Office Parkway Trinity, North Carolina 27370, and Mattress Firm, Inc. ("MFI"), a Delaware corporation (formerly known as MMA Acquisition Company, Inc.) with offices at 5815 Gulf Freeway Houston, Texas 77023.

        WHEREAS, Sealy and MFI entered into that certain Branded Product Supply Agreement, dated as of October 18, 2002 (the "Prior Agreement");

        WHEREAS, Sealy and MFI desire to amend the Prior Agreement and replace it with this Agreement;

        WHEREAS, Sealy desires to sell to MFI and MFI desires to purchase from Sealy on the terms and conditions provided herein mattress and foundation products utilizing the brand names of Sealy®, Sealy Posturepedic®, Sealy Posturepedic Crown Jewel®, Sealy Correct Comfort®, Reflection® by Sealy Innovations™ and Stearns & Foster® (collectively, "Sealy Products").

        NOW THEREFORE, Sealy, and MFI hereby agree as follows:

1.
DEFINITIONS

        The following definitions shall apply for purposes of this Agreement:

  a.
  Agreement shall mean this Amended Branded Product Supply Agreement.

  b.
  Balance of Share or BOS, for any period, shall mean for any vendor's products, MFI's total dollar expenditures, excluding Clearance Bedding, for wholesale new mattress purchases of the vendor's Beds, expressed as a percentage of MFI's total dollar expenditures on all vendors' Beds, excluding Clearance Bedding.

  c.
  Bed, Bedding or Beds shall mean any type of conventional bedding product including but not limited to innerspring, air, latex foam, or waterbed.

  d.
  Clearance Bedding refers to products purchased by MFI from any manufacturer for clearance purposes or for MFI's clearance stores. Notwithstanding the foregoing, premium and non-premium products purchased by MFI, from any manufacturer, that are displayed in MFI's non-clearance retail floors (normal locations) and displayed in MFI's clearance outlets (hybrid locations that display both clearance and regular inventory) shall be included in the BOS calculations.

  e.
  Contract Year shall mean the twelve-month period beginning on the Commencement Date or any anniversary thereof.

  f.
  Commencement Date shall mean October 18, 2002 and shall terminate no earlier than [*].

Confidential Information Redacted

  g.
  Competitive and Competitiveness shall be determined as provided in Section 7 below.

  h.
  Competitors' Products shall mean any or all of the Beds purchased by MFI manufactured by any company other than Sealy and sold by MFI at any price.

  i.
  Equitable Floor Treatment shall mean the manner in which MFI merchandises and markets Sealy Products, Sealy Premium Products, Competitors' Products and National Brand Premium Products so as to give Sealy and MFI the fair opportunity to meet the Balances of Share set out in Sections 3 and 4 of this Agreement in each respective category. MFI must treat all Sealy Products (both premium and non-premium) fairly. MFI must compensate and treat its employees equally with regard to incentives for selling Bedding products. MFI shall also treat Sealy Products no less favorably than it treats non-Sealy product in MFI's advertising, promotion and sales commissions. Notwithstanding anything to the contrary herein, MFI retains the right to establish the sales prices for Bedding products it sells. MFI also reserves the right to promote and advertise products at its sole discretion, provided that MFI's advertising during any period shall not be disadvantageous to Sealy or Sealy products.

  j.
  MFI's Performance Factor shall mean a percentage calculated by dividing the percentage of MFI's sales of Sealy Premium Products by [*] (the minimum Sealy Premium Product BOS percentage). In the event that MFI's Performance Factor is at 100%, MFI cannot be in default of the Sealy Premium BOS requirements set out in this Agreement.

  k.
  National Brand Premium Product shall mean any assortment (of [*] or more Beds displayed and sold in at least [*] of MFI's stores) of product manufactured by one nationwide manufacturer of Beds (such as Serta, Simmons, Spring Air, King Koil or any other national manufacturer of Beds) at retail price points in MFI's stores of [*] and above. MFI is not required to carry [*] or more Beds of another nationwide manufacturer in at least [*] of MFI's stores, but if MFI does not do so during any "Review Period" or "Cure Period" (as set forth in paragraph 5 hereof) then Sealy shall be deemed to be fully Competitive and Sealy's Performance Factor shall be 100% for such period.

  l.
  Net Purchases shall mean gross purchases by MFI of Sealy Products less cash discounts and return credits of Bedding purchases, excluding Clearance Bedding.

  m.
  Non-Premium or Promotional Products, for any vendor, shall mean any product sold by MFI at retail price points under [*] in queen size, or in the case of Sealy, any product that does not qualify as a Sealy Premium Product.

  n.
  Product Competitiveness Factor for Sealy Premium Products, (also called Sealy's Competitiveness Factor) will be determined by dividing the total sales of Sealy Premium Product by Sealy's average number of Sealy Premium Product SKU's

Confidential Information Redacted

    displayed by MFI. Any other National Brand Premium Product's Competitiveness Factor will be determined in the same manner

  o.
  Premium Products shall mean Sealy Premium Products and National Brand Premium Products sold at MFI.

  p.
  Private Label shall mean products specially manufactured by Sealy for MFI or non-Sealy branded products which Sealy currently specially produces for MFI or may in the future agree to produce for MFI.

  q.
  Prior Agreement shall mean the supply agreement between Sealy and MFI signed on October 18, 2002.

  r.
  Sealy shall mean Sealy Mattress Company.

  s.
  Sealy's Performance Factor shall be a percentage calculated by dividing Sealy's Product Competitiveness Factor by the Product Competitiveness Factor for National Brand Premium Products. If MFI does not carry a full [*] or more bed assortment of a National Brand Premium Product in at least [*] of its stores during the entire period being then measured, then Sealy shall be deemed to be fully Competitive and Sealy's Performance Factor shall be 100% for such period.

  t.
  Sealy Products shall mean mattress and foundation products utilizing the brand names of Sealy®, Sealy Posturepedic®, Sealy Posturepedic Crown Jewel® Sealy Correct Comfort®, Reflexion® by Sealy Innovations® and Stearns & Foster®.

  u.
  Sealy Premium Products shall mean Sealy Posturepedic,® Sealy Posturepedic Crown Jewel,® Sealy Correct Comfort®, Reflexion® by Sealy Innovations® and Stearns & Foster®, and any other new product brands that Sealy and MFI may agree are Sealy Premium Products.

2.
TIMING AND BASE TERM

        This Agreement becomes effective on the Commencement Date and shall continue for a Base Term until no earlier than May 1, 2009, unless extended pursuant to the terms of this Agreement or unless duly terminated under the terms of this Agreement.

3.
SEALY PRODUCTS BOS

        At least [*] of MFI's total dollars in wholesale new mattress purchases during each Review Period shall be Sealy Products. Private label or non-Sealy branded products which Sealy currently produces for MFI or may in the future agree to produce for MFI are not covered by this Agreement.

4.
SEALY PREMIUM PRODUCTS BOS

        At least [*] of MFI's total dollars in wholesale new mattress purchases during each Review Period shall be sales of Sealy Premium Products.

Confidential Information Redacted

5.
REVIEW AND CURE PERIODS

        For the purposes of determining whether Sealy is Competitive as that term is used under the terms of this Agreement or whether MFI is maintaining the requisite Minimum BOS, the parties agree to conduct reviews of the obligations herein for Minimum BOS and Competitiveness, for Review Periods equal to approximate six-month periods (last Wednesday in January to the last Tuesday in July and last Wednesday in July to the last Tuesday in January ("Review Periods"). The Review Date for each Review Period shall be the first mutually agreeable business date after each Review Period, provided that the Review Date shall be within 10 days of the end of the Review Period. The initial Review Date shall be July 28, 2004 and shall review the Review Period from January 28, 2004 through July 27, 2004 ("Initial Review Period"). Neither party shall be deemed to be in breach of their respective obligations to maintain a Minimum BOS or be Competitive, as provided for herein until the Initial Review Period. MFI shall maintain the Non-Breach Minimum Sku Count until Sealy is deemed in breach of its Competitiveness obligations set forth below. Notwithstanding the above, any other breach of the Agreement can occur at any time during the Agreement and the non-breaching party shall have full rights under the Agreement to seek the appropriate cure and/or remedy. A Cure Period begins on the Review Date for each Review Period during which there has been a breach by either party and extends to the end of the next Review Period (either January-July or July-January) for each year of the Agreement.

        MFI and Sealy agree to review the BOS and Competitiveness for the Review Periods listed below, as well as during each 6-month extension period which may be created under Section 6D of this Agreement:

Initial Review Period:	January 28, 2004 through July 27, 2004
Review Period 1:	July 28, 2004 through January 25, 2005
Review Period 2:	January 26, 2005 through July 26, 2005
Review Period 3:	July 27, 2005 through January 31, 2006
Review Period 4:	February 1, 2006 through July 26, 2006
Review Period 5:	July 27, 2006 through January 30, 2007
Review Period 6:	January 31, 2007 through July 31, 2007
Review Period 7:	August 1, 2007 through January 29, 2008
Review Period 8:	January 30, 2008 through July 29, 2008
Review Period 9:	July 30, 2008 through January 27, 2009
Review Period 10:	January 28, 2009 through April 30, 2009
6.
OBLIGATIONS OF MFI DURING TERM OF AGREEMENT

A.
MINIMUM SKU COUNT

1.
Without a Second National Brand

a.
Without BOS Breach—If MFI meets the BOS requirement of this Agreement and MFI has not placed and is not selling at least [*] different beds of a National Brand Premium Product in at least [*] of its stores ("National Brand Placement"), then MFI shall

Confidential Information Redacted

        have no minimum Sku requirements for either Sealy Product or Sealy Premium Products.

      b.
      After BOS Breach—If the BOS requirements under this Agreement are breached during any Review Period and MFI during such Review Period has not had a National Brand Placement; then (subject to the terms below) within forty-five (45) days after the end of said Review Period MFI shall maintain a minimum of [*] Sku's of Sealy Product of which [*] Sku's will be Sealy Premium Products for so long as MFI is in breach of the BOS requirements (including extensions, if any) ("Standard Minimum Sku Count").

    2.
    Without a Second National Brand Placement

    a.
    SKU Requirement with a Second Brand—If MFI makes a National Brand Placement, then (subject to the provisions below) MFI agrees to maintain a Minimum Sku Count of at least [*] Sku's of Sealy Products (of which [*] Sku's will be Sealy Premium Products), for so long as MFI has a National Brand Placement (including extensions, if any) ("Standard Minimum Sku Count").

    b.
    Sealy Net Competitive Exception—If all of the following factors exist:

                    i.  MFI has a National Brand Placement,

                   ii.  MFI has breached during a Review Period any of its BOS requirements under this Agreement,

                  iii.  During the same Review Period Sealy is not "Competitive" (as defined below), and

                  iv.  Sealy for the same Review Period has a lower "Performance Factor" than MFI (as defined below);

        then, during any Cure Period related to such breach MFI's minimum Sku requirement shall be reduced to [*] Sku's of Sealy Product of which [*] Sku's will be Sealy Premium Products ("Competitive Breach Minimum Sku Count").

        Collectively, the Standard Minimum Sku Count and the Competitive Breach Minimum Sku Count shall be known as the "Minimum Sku Count". The Minimum Sku Count shall exclude Clearance Bedding and shall apply to each of MFI's retail stores with more than [*] square feet of showroom. In MFI stores with less than [*] square feet of showroom space or in MFI clearance centers, MFI will keep the ratio of national brands the same as the ratio in MFI's retail stores with more than [*] square feet of showroom. Information

Confidential Information Redacted

regarding MFI's Sku Count shall be provided by MFI to Sealy on a quarterly basis.

  B.
  MINIMUM SEALY PREMIUM PRODUCTS BOS

        MFI agrees that it will provide Sealy Equitable Floor Treatment so as to allow Sealy to meet a BOS of [*] for Sealy Premium Products during each Review Period, provided that Sealy Premium Products are "Competitive" as defined below.

  C.
  MINIMUM SEALY PRODUCTS BOS

        MFI agrees that it will provide Sealy Equitable Floor Treatment so as to allow Sealy to meet a BOS of [*] for Sealy Products during each Review Period. MFI can comply with this [*] BOS requirement if: (i) at least [*] of MFI's sales of all Products during the relevant period are Sealy Promotional Products; and (ii) MFI is either in compliance with the [*] BOS for Sealy Premium Products or MFI's non-compliance with such [*] BOS requirement is deemed to not be a breach under the terms of this Agreement.

  D.
  CONSEQUENCES IN THE EVENT MFI FAILS TO MEET MINIMUM BOS

        To the extent that during any Contract Year, MFI does not meet the Minimum Sealy Premium Products BOS and/or the Minimum Sealy Products BOS, and Sealy is Competitive as defined below, MFI shall be in breach of Minimum BOS provisions of this Agreement and the terms set out below shall apply:

        In the event that MFI is in breach of the Minimum BOS provisions of this Section, MFI can cure during the Cure Period by purchasing additional Sealy Promotional Products or Sealy Premium Products, as the case may be, to increase its BOS. If MFI does not cure the breach of the Minimum BOS by the end of the Cure Period, then a new 6-month extension period will be added onto the Base Term of this Agreement. Each additional six-month period that MFI fails to cure (whether or not successive) will result in another 6-month extension to the Base Term of this Agreement, up to six half-year (six month) extensions for a total of three years.

        To the extent that during any Review Period, MFI is not meeting the Sealy Premium Products BOS or the Sealy Products BOS, but Sealy is not Competitive as defined below, a mathematical calculation will be made to determine whether MFI's Performance Factor is lower than Sealy's Performance Factor (as set out below in Section 7.D.). If Sealy's Performance Factor is lower than MFI's Performance Factor, all of the Cures and consequences set out below in Section 7 apply, and MFI shall be deemed not to be in breach of this clause of the Agreement. If both parties are in breach, Sealy nevertheless must cure during the Cure Period as defined below, and MFI must continue to maintain the Minimum Sku Count as defined above and MFI is obligated to the MFI Cure set out below.

7.
CONDITIONS FOR MAINTAINING REQUIRED BOS

        MFI's obligations to maintain the BOS requirements set out above in Section 6 above shall be conditioned on Sealy Premium Products being Competitive with the National Brand Premium Products displayed and sold at MFI's stores. Sealy Competitiveness shall be defined as follows:

Confidential Information Redacted

        A.    Competitive Sealy Premium Products. Sealy Premium Products are Competitive, if during any Review Period, MFI's aggregate sales of Sealy Premium Products at all MFI stores during that period divided by the average number of Sealy Premium Products displayed on the floors at MFI are equal or better than the aggregate sales of the other National Branch Premium Product divided by the average number of the other National Brand's Premium Products displayed on MFI's floors. To the extent that different MFI stores display and sell different Sealy Products and/or National Brand Premium Products, each MFI store shall aggregate and divide and then the amounts shall be totaled across all stores to determine whether Sealy Products or Sealy Premium Products are Competitive across all MFI stores. If MFI does not display and sell at least [*] different beds of a National Branch Premium Product in at least [*] of its stores, then Sealy's Premium Product shall be deemed to be fully Competitive and Sealy's Performance Factor shall be deemed to be a greater percentage than MFI's Performance Factor.

        As an example only, if the total sales of Sealy Premium Products for January 1, 2004 through June 30, 2004 are [*] and MFI has displayed an average of [*] models of Sealy Premium Products at its stores, then Sealy Premium Products sales per displayed unit are [*]. If MFI sells [*] of the other National Brand Premium Products and displays an average of [*] models of the National Brand Premium Products at its stores then the National Brand Premium Products sales per displayed unit are [*] and as Sealy's sales per displayed unit is higher than the National Brand's Premium Product, then Sealy Premium Products are "Competitive."

  B.
  Consequences of Sealy's Failure to be Competitive.

        If during the Initial Review Period (or any other Review Period), Sealy Premium Products are not Competitive as defined above in this Section 7, then the parties agree to work during the six months immediately following the written notification of Non-Compliance (known as the "Cure Period") in an effort to cure the Non-Compliance(s) and return Sealy Products or Sealy Premium Products to Competitiveness. MFI will also have the following remedies during the Cure Period for such Premium Products Competitiveness breach:

  i.
  MFI is relieved of its Minimum Premium Product BOS Requirements

        If Sealy fails to be Competitive on Premium Products and Sealy's Performance Factor is lower than MFI's Performance Factor, MFI does not have to meet the Minimum Sealy Premium Product BOS and may continue to do so until Sealy meets its Competitiveness obligation.

  ii.
  MFI may decrease the display of Sealy product(s).

        If Sealy cannot cure and cannot again become Competitive on Premium Products during the Cure Period, and MFI has met its obligation to provide Sealy Equitable Floor Treatment (and MFI's Performance Factor is equal to or greater than Sealy's Performance Factor, after the Cure Period, MFI may decrease Sealy's Minimum Sku Count to [*] (no fewer than [*] Sealy Premium Products) (or less for stores under [*] square feet of showroom floor but nevertheless in ratio to MFI stores that have over [*] square feet) during the Period in which Sealy is not Competitive on Premium Products. Should Sealy again become Competitive on

Confidential Information Redacted

Premium Products as determined on a subsequent Review Date, MFI is obligated to return to the Sealy Product and Sealy Premium Product Minimum BOS requirements and the Non-Breach Minimum Sku Count.

  C.
  MFI's Failure to achieve notwithstanding Sealy's Competitiveness.

        To the extent that MFI does not achieve the Sealy Product BOS of [*] or Sealy Premium Product [*] BOS and Sealy is Competitive as set out above, then Section 6 applies. During any Breach and Cure Period, both parties are obligated to work together to cure the Breach.

  D.
  Performance Factor.

        If MFI does not achieve the [*] Sealy Premium Product BOS and Sealy Premium Product is not Competitive, then there shall be a determination of which party is "more in breach." If Sealy's Performance Factor is a greater percentage than MFI's Performance Factor percentage, then MFI shall be deemed to be in breach. If MFI's Performance Factor is a greater percentage than or equal to Sealy's Performance Factor percentage, then Sealy shall be deemed to be in breach for purposes of Premium Products under Section 6 and 7 of this Agreement.

        The following are various illustrations of possible Performance Factor scenarios in practical terms: [*]

        Sealy is not in breach; MFI is in breach because its Sealy Premium Product BOS is below the requisite [*] minimum. [*]

Confidential Information Redacted

        Sealy is in breach because its performance against the other National Brand Premium Product is less than 100%, but MFI is "more in breach" because MFI's Sealy Premium Product BOS is at [*] of the BOS target, while Sealy's percentage performance is better at [*] vis a vis the other National Brand Premium Product. [*]

        Sealy is in breach because its performance rate is only [*] against the other brand and MFI is achieving a greater [*] of its Sealy Premium Product minimum BOS.

  E.
  Dispute Resolution Regarding BOS, Product Mix or Competitiveness.

        To the extent that the parties dispute whether there is a default of this clause or any other clause of this Agreement, either party may resort to the terms of the Mediation/Arbitration Clause set out below in Section 27, upon written notice to the other part setting forth the issue in dispute subject to mediation or arbitration.

8.
MINIMUM STORES

        During the term of this Agreement, MFI shall continuously own and operate at least [*] MFI mattress retail stores (not including leased departments or franchisee stores). Sealy acknowledges and agrees that, in the event that MFI breaches its obligations pursuant to this Section 8 and such breach is not cured within 30 days following notice thereof from Sealy, Sealy shall have the right to terminate this Agreement, which right of termination shall be Sealy's sole and exclusive remedy, whether at law or in equity for such breach. Notwithstanding the foregoing, any such termination shall not release MFI from its obligations incurred as a result of actions taken during the term of this Agreement, including the obligation to pay for goods ordered and received under this Agreement prior to termination.

  9.
  CO-OP ADVERTISING, PROMO, REBATES AND SUBSIDIES

        During the term of this Agreement, Sealy shall monthly accrue total trade support funds for MFI in an amount equal to [*] of Net Purchases ("Net Purchases" shall mean purchases less cash discounts and returns allowances) of Sealy Premium Products by MFI during the preceding month and to [*] of Net Purchases of Sealy Products

Confidential Information Redacted

other than Sealy Premium Products by MFI during the preceding month. Such funds will be credited monthly to MFI's account with Sealy within 10 days of month-end close. Effective with the execution of this Agreement, Sealy will provide MFI, within 10 days of Sealy's month-end, with an electronic listing of the invoices to which such monthly credit applies ("Electronic Listing"). MFI will apply earned credits on a dollar-for-dollar basis against the amount due on invoices paid in the month subsequent to when the prior month's credit is provided. Sealy shall work diligently to develop the capability to show earned credits on the face of individual purchase invoices. Once Sealy provides earned credits on the face of individual purchase invoices, MFI will thereafter have the option, but not the requirement, to apply such credits directly against the payment of the invoice on which the credit was earned. In the event that payment of all accounts is not made in a timely manner by MFI or all accounts with Sealy are not current, the trade support funds attributable to any outstanding invoice that has not been paid within its prescribed payment terms will accrue, but will not be credited, until such time as payment of such invoice has been made. MFI agrees to comply with the terms and conditions of all Sealy and Stearns & Foster brand image policies and dealer agreements. Other than the trade support provided above (which must be used for Sealy and Stearns & Foster brand advertising), there will be no promo, subsidies, incentives, volume or other rebates on purchases under this Agreement.

  10.
  FLOOR SAMPLES

        During the term of this Agreement, Sealy shall provide to MFI a [*] discount on the wholesale price less [*] returns credit, on initial floor sample orders whenever a different product is placed on the sales floor and initial floor samples purchased for new stores. Floor samples shall not be replaced more than once per year at such discount unless a product change out is reasonably necessary. All other floor samples shall be supplied at MFI's regular wholesale prices. Co-operative advertising will not be earned on floor sample discounted orders.

  11.
  POINT-OF-PURCHASE MATERIALS ("POP")

        During the term of this Agreement, Sealy shall offer MFI [*] per Agreement Year in POP. This [*] amount will be adjusted annually to reflect any increase or decrease in the Consumer Price Index.

  12.
  NEW STORE SUPPORT

        During the term of this Agreement, Sealy shall pay MFI [*] in new store opening support for each new mattress store (not including leased departments or franchisee stores) opened by MFI during the term of this Agreement, up to a maximum each contract year equal to [*] of MFI's Net Purchases of Sealy Products during the prior contract year (the initial year's cap shall be based on the 12 month period prior to commencement of this Agreement in MFI's continuing markets). Sealy shall also contribute to MFI up to [*] of POP to each such new store at the time of its opening.

Confidential Information Redacted

  13.
  PRICING

        During the term of this Agreement, MFI shall receive Sealy's [*] tier of pricing on Sealy Products. Currently, Sealy's [*] pricing tier is [*] pricing. Tier pricing levels are not affected by temporary price discounts offered on selected items by Sealy. If Sealy creates a [*] price tier during the term of this Agreement, then Sealy shall so inform MFI and MFI shall be entitled to [*].

  14.
  PAYMENT TERMS

        Payment terms for payments from MFI to Sealy under this Agreement shall be two percent (2%) percent 45 days, net 60 days. In the event that a Sealy Plant Manager requests that orders for key holidays be shipped to MFI more than two weeks prior to the holiday event, then the payments terms for such purchases shall be extended by the period requested by the Sealy Plant Manager in excess of the normal two week holiday order period. Holidays under this section are Memorial Day, Fourth of July, and Labor Day.

  15.
  RETURNS

        Each month, Sealy shall provide a credit to MFI in an amount equal to [*] of MFI's purchases of Sealy Products from Sealy during such month (the "Return Credit"), which credit shall be the limit of Sealy's responsibility for defective or returned products. The Return Credit will be deducted from MFI's invoices. Sealy shall not pick-up or take back any defective or returned products. MFI will have the right to reject Factory Defective product at the point of receipt (either direct off loading, from dropped trailers, or errors in manufacture such as wrong label upon delivery, improper manufacturing of floor samples) and Factory Recalls (e.g. Odor, Tick Yellowing) will be excluded from the Return Credit and accepted for return.

  16.
  DELIVERY

        Sealy shall place the MFI's company owned stores on 48-hour delivery status if they are located in areas where Sealy's facilities and delivery schedules are such that 48-hour delivery can be reasonably successfully achieved, but only to the extent MFI complies with Sealy's "order by time" that is determined by Sealy plants to facilitate 48-hour delivery. Sealy and MFI shall jointly determine reasonable delivery schedules for MFI's other stores. Sealy can not guaranty that deliveries will be made in 48 hours to stores placed on 48-hour delivery status.

  17.
  TICK SELECTION

        As long as Purchaser has at least 125 stores, Sealy shall offer Purchaser the opportunity to select ticks for new products approximately thirty (30) days before the High Point, North Carolina furniture markets.

  18.
  [*]

Confidential Information Redacted

  19.
  [*]

  20.
  TOLL FREE PHONE NUMBERS

        During the term of this agreement so long as MFI remains a Sealy Only dealer, Sealy will continue to make available to MFI one of its reserved toll free phone numbers containing "Sealy" as part of the phone number. MFI will make such phone number available to its franchisees that remain Sealy Only dealers.

  21.
  DEALER AGREEMENTS

        MFI and Sealy each acknowledge that Sealy and MFI have entered into and remain bound by multiple dealer agreements ("Dealer Agreement") with Sealy and Stearns & Foster. Those Dealer Agreements and Sealy's Standard Terms and Conditions of Sale shall remain in force and valid after the execution of this Agreement. MFI agrees that to the extent that the terms in the following documents are in conflict that the order of precedence shall be: (i) this Agreement, (ii) Dealer Agreement, (iii) Sealy's Standard Terms and Conditions of Sale, and (iv) terms on any issued purchase order. The parties agree that the termination of one or more of the Dealer Agreements shall not by itself be grounds for termination of this Agreement. The parties further agree that during the term of this Agreement that neither party shall terminate a Dealer Agreement between them without cause. Cause to terminate a dealer agreement shall include: (i) a material breach of any Sealy or Stearns & Foster Dealer Agreement which breach continues after having been given thirty (30) days written notice to cure; (ii) failure to support Sealy's and Stearns & Foster's brand image policies as required by Dealer Agreement, for which a notice and an opportunity to cure need not be given; (iii) a party filing a petition for reorganization under the federal Bankruptcy Act; (iv) a party being adjudicated to be bankrupt; (v) appointment of a receiver for a party's business; (vi) a party making a general assignment for the benefit of such party's creditors; and (vii) the filing of an involuntary bankruptcy petition against a party and such petition has not been discharged within sixty (60) calendar days of it being brought.

Confidential Information Redacted

  22.
  CONFIDENTIALITY

        Each party to this Agreement acknowledges that this program and its terms are confidential information, which if disclosed to third parties could cause harm to the parties. Each party agrees to exercise reasonable commercial efforts to maintain the confidentiality of the Agreement, the program and terms under this Agreement, as well as the confidential information which such party receives or learns about the other parties hereto as part of this transaction and the relationship established thereby. This obligation of confidentiality shall apply to each party as well as its employees, officers, directors, agents, partners, and shareholders. Each party shall limit access to such confidential information to its employees, officers, directors, agents, attorneys, accountants, financial advisors, partners and shareholders with reasonable need to know such information and each party shall be responsible for any unauthorized use or disclosure of that information by such individuals. None of the parties to this Agreement shall disclose this confidential information to any other third entity without the prior express written consent of the other parties hereto or unless required to do so by law. Upon termination of this Agreement, for any reason, MFI shall return to Sealy all written documents and computer discs (magnetic or otherwise) containing any confidential information, including but not limited to, all manuals, bulletins, memoranda, correspondence and computer data (whether stored on disc or otherwise).

  23.
  TRADEMARKS

        Except as expressly granted hereunder or under any other agreement between the parties hereto, MFI acknowledges and agrees that MFI has no right or interest in or to any trademarks or trade names owned or used by Sealy ("Trademarks") and, in connection with its sales of Sealy Products. MFI agrees that it shall only use the Trademarks in strict accordance with Sealy's policies as may be amended by Sealy from time to time. MFI agrees that it shall not at any time alter any Trademarks or use Trademarks for any purpose other than the promotion, advertising and sale of Sealy Products to the public.

  24.
  [*]

  25.
  AMENDMENT

        This Agreement may only be amended or modified by a written agreement between Sealy and MFI.

Confidential Information Redacted

  26.
  SEVERABILITY

        Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

  27.
  SETTLEMENT

        In the event of any dispute between the parties relating to this Agreement, the parties agree to have a meeting between representatives of each party to the dispute with authority to settle the dispute and make a good faith effort to resolve their differences prior to instituting any proceeding for the resolution of the dispute. In the event that the parties are unable to reach an agreement between themselves to resolve the dispute, the parties agree to submit the issue to mediation under the Commercial Mediation rules of the American Arbitration Association in Houston Texas.

28.
NONASSIGNABILITY

        Except as expressly provided for or contemplated in this Agreement, neither party may assign, transfer or subcontract any of the rights or obligations arising under this Agreement (except, with respect to Sealy, any assignment to an affiliate or subsidiary of Sealy then supplying Sealy Products) other than to a successor to its entire business by reason of merger or sale of assets without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

29.
WAIVER

        No waiver of any term or condition of this Agreement shall be effective or binding unless such waiver is in writing and is signed by the waiving party, nor shall this Agreement be changed, modified, discharged or terminated other than in accordance with its terms, in whole or in part, except by a writing signed by both parties. Waiver by any party of any term, provision or condition of this Agreement shall not be construed to be a waiver of any other term, provision or condition nor shall such waiver be deemed a subsequent waiver of the same term, provision or condition.

30.
NOTICES

        In case of any material breach of this Agreement by any party hereto, the breaching party shall be given notice of the breach and be given thirty (30) days to cure such breach, except in the case of a failure to make a payment when due for which only five (5) days notice shall be required. If the breaching party fails to cure the breach within such notice period then the non-breaching party may within six months of the expiration of such notice period if the breaching party as not then cured such breach, give notice of the termination of this Agreement.

        All notices and other communications under this Agreement must be delivered in writing and shall be deemed to have been given when (i) delivered by hand or (ii) one (1) day after deposit

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thereof for overnight delivery with a nationally recognized overnight delivery service (receipt requested) to the appropriate address as set forth below (or to such other address as a party may designate by notice to the other parties):

  MFI:
  Mattress Firm, Inc.
  5815 Gulf Freeway
  Houston, Texas 77023
  Attention: President

  Sealy:
  Sealy Mattress Company
  One Office Parkway
  Trinity, North Carolina 27370
  Attention: President

31.
FORCE MAJEURE

        Other than with respect to the payment of monies, if the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of a cause beyond reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so effected shall, on giving written notice to the other party, be excused from such performance to the extent of and for the period of such prevention, restriction, interference or delay, provided that the effected party shall use commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue to perform with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall cooperate in good faith in order to determine any modification to the terms of this Agreement that may be required in order to arrive and an equitable solution.

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* * * * *

        IN WITNESS WHEREOF, each of the parties hereto have caused this Supply Agreement to be duly executed by a properly authorized individual with full authority to execute this Supply Agreement on their behalf as of the date first written above.

SEALY MATTRESS COMPANY
By:	/s/James B. Hirshorn James Hirshorn Corporate Vice President, CFO
MATTRESS FIRM, INC.
By:	/s/Gary Fazio Gary Fazio Chief Executive Officer

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AMENDED BRANDED PRODUCT SUPPLY AGREEMENT